Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTOVATIVE PRODUCTS, INC.,

UCANSI ACQUISITION CORP.

AND

UCANSI INC.

DATED AS OF JUNE 26, 2013

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Exhibit A	Letter of Transmittal
Exhibit B	Parent Incentive Compensation Plan
Exhibit C	Description of Split-Off Transaction
Exhibit D	Certificate of Merger
Exhibit E	Amended Certificate
Exhibit F	Amended Bylaws
Exhibit G	Amended and Restated Parent Articles

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER AGREEMENT (this “Agreement”) is entered into as of June 26, 2013, by and among AUTOVATIVE PRODUCTS, INC., a Nevada corporation (“Parent”), UCANSI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and UCANSI INC., a Delaware corporation (the “Company” or “Ucansi”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors, of Parent, Merger Sub and the Company have, pursuant to the laws of their respective states of incorporation, approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into Ucansi, with Ucansi surviving the merger (the “Merger”), and the respective Boards of Directors of Parent, Merger Sub and Ucansi have declared that this Agreement is advisable, fair and in the best interests of their respective stockholders and have adopted and approved the Merger, upon the terms and subject to the conditions set forth herein, in accordance with the Nevada Revised Statutes and the DGCL (as hereafter defined), as applicable;

WHEREAS, the parties to this Agreement intend that the Merger and the Contemplated Transactions will qualify as a tax-free contribution to the capital of Parent pursuant to Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the parties have agreed not to take actions that would cause the Merger not to qualify as such a tax-free contribution; and

WHEREAS, Parent, Ucansi and Merger Sub desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the representations, warranties, covenants and agreements of the parties, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1           Certain Definitions.  As used herein, the following terms shall have the following meanings.

“Affiliate” means, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person.  As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any weekday other than a weekday on which banks in New York City, New York are authorized or required to be closed.

“Concurrent Financing” means a private placement financing, comprising the issuance and sale of Parent Common Stock, warrants to purchase Parent Common Stock or any combination thereof, which provides aggregate gross proceeds to Parent of not less than $2,000,000 before deduction of all related offering expenses.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including the Merger.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedules” means the disclosure schedules attached hereto and delivered by Ucansi to Parent or Parent to Ucansi, as applicable.

“Eligible Market” means the OTCBB and the OTCQB, or such other market as the Parent Common Stock is currently traded.

“Employee Benefit Plans” means:  (i) any “employee benefit plan,” (within the meaning of Section 3(3) of ERISA); (ii) all employment, consulting, individual compensation and collective bargaining agreements; and (iii) all other employee benefit plans, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, agreements or arrangements.

“Employee Contract” means any written or oral contract, agreement, arrangement, policy, program, or plan (exclusive of any such contract which is terminable within 30 days without liability to the party terminating), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, termination of insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or similar items which is not an Employee Benefit Plan.

“End Date” means December 31, 2013.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

“Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, political subdivision, multinational organization or authority, court or tribunal whether in the United States, Israel or elsewhere.

“Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority to be capable of posing a risk of injury to health, safety, property or the environment.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to the repossession or sale of such property), (F) all capital leases under GAAP, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

“Law” means any law (including common law), statute, rule, regulation, judgment, decree, order, ordinance, code, regulation, grant, franchise, permit, license or other legally enforceable requirement of or by any Governmental Authority.

“Letter of Transmittal” means a letter of transmittal, substantially in the form attached as Exhibit A.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any lien or charge arising under or by operation of Law.

“Material Adverse Effect” means, with respect to a specific Person, a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of such party, which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business of such party taken as a whole; provided, however, that no change, development, event, occurrence or effect shall be deemed (individually or in the aggregate) to constitute a Material Adverse Effect, nor shall any of the foregoing be taken into account in determining whether there has been or may be, to the extent that such change, development, event, occurrence or effect results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which such Person operates; (b) the outbreak or escalation of hostilities involving the United States or Israel, the declaration by the United States or Israel of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure, announcement or pendency of this Agreement or the Contemplated Transactions; (d) any change in accounting requirements or principles imposed upon such Person or its business or any change in Law, or the interpretation thereof; (e) actions taken by any other Person party to this Agreement or any action taken by such other Person’s Affiliates; or (f) compliance with the terms of, or the taking of any action required by, this Agreement.

“Name Change” means the change of Parent’s name to “GlassesOff Inc.” or such other name as determined by the Company.

“NRS” means the Nevada Revised Statutes, as amended.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Assumed Options” means all issued and outstanding Ucansi Options assumed by Parent and exercisable for Parent Shares, as described in Section 3.2.

“Parent Assumed Warrants” means all issued and outstanding Ucansi Options assumed by Parent and exercisable for Parent Shares, as described in Section 3.2.

“Parent Bylaws” means the Bylaws of Parent, as amended.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Common Stock Split” means the forward split of the Parent Shares in a ratio of 7.5-to-1.

“Parent Incentive Compensation Plan” means the GlassesOff Inc. 2013 Incentive Compensation Plan attached as Exhibit B.

“Parent Shares” means the shares of Parent Common Stock, as constituted immediately prior to the Effective Time.

“Parent Stockholder” means a Person who holds any Parent Shares.

“Parent’s Knowledge” means the actual knowledge of Qasim Husain, MD after reasonable and due inquiry and knowledge that such individuals could reasonably be expected to discover or become aware of after such reasonable and due inquiry.

“Permit” means any permit, license, franchise, consent, variance, exemption or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

“Permitted Liens” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in books and records in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which liens are not material in amount and do not interfere with any current or anticipated operation of such business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property which are not violated in any material respect by the current or contemplated use and operation of such real property, (d) restrictions on the transfer of securities arising under federal and state securities Laws and (e) Liens which will be terminated as of the Closing as provided in this Agreement.

“Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.

“Proceeding” means any action, cause of action, arbitration, audit, hearing, investigation, litigation, inquiry, proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, mediator or arbitrator.

“Related Agreements” means all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of Ucansi.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of Ucansi.

“Series A-3 Preferred Stock” means the Series A-3 Preferred Stock of Ucansi.

“Series A-4 Preferred Stock” means the Series A-4 Preferred Stock of Ucansi.

“Series A-5 Preferred Stock” means the Series A-5 Preferred Stock of Ucansi.

“Series A-6 Preferred Stock” means the Series A-6 Preferred Stock of Ucansi.

“Series A-7 Preferred Stock” means the Series A-7 Preferred Stock of Ucansi.

“Split-Off Transaction” means the transaction described on Exhibit C.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Takeover Protections” means any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under a Person’s charter documents or the Laws of its state of incorporation or formation.

“Tax” or “Taxes” means, under the Laws of the United States or any other jurisdiction, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Ucansi Board” means the Board of Directors of Ucansi.

“Ucansi Bylaws” means the bylaws of Ucansi, as amended.

“Ucansi Certificate of Incorporation” means Ucansi’s Fourth Amended and Restated Certificate of Incorporation.

“Ucansi Common Stock” means the common stock, par value $0.01 per share, of Ucansi.

“Ucansi Employee Benefit Plans” means all Employee Benefit Plans with respect to Ucansi has any obligation or liability, contingent or otherwise.

“Ucansi’s Knowledge” means the actual knowledge of Nimrod Madar and Shai Novik, including such individuals as such persons could reasonably be expected to discover or become aware of, in each case, after reasonable inquiry.

“Ucansi Option Plan” means the Ucansi 2010 Equity Incentive Plan, including the Israeli Sub-Plan thereunder, as amended.

“Ucansi Preferred Stock” means the preferred stock, par value $0.01 per share, of Ucansi, including the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock.

“Ucansi Shares” means the issued and outstanding shares of Ucansi Common Stock and Ucansi Preferred Stock.

“Ucansi Stockholder” means a Person who holds Ucansi Common Stock or Ucansi Preferred Stock.

“Ucansi Warrants” means warrants to purchase shares of Ucansi Common Stock.

1.2           Glossary of Other Defined Terms.  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Defined Term	Section
“Amended and Restated Parent Articles”	6.12(b)
“Amended Bylaws”	2.4(b)
“Amended Certificate”	2.4(a)
“Amended Charter Documents”	2.4(b)
“Certificate of Merger”	2.1
“Closing”	2.3
“Closing Date”	2.3
“Code”	Recitals
“Common Stock Exchange Ratio”	3.3(b)
“Director Nominees”	6.7
“Dissenting Shares”	3.8
“Dissenting Stockholders”	3.8
“Effective Time”	2.2(a)
“FINRA”	6.12(a)
“Losses”	9.2(a)
“Merger”	Recitals
“Most Recent Balance Sheet”	4.6(a)
“Most Recent Balance Sheet Date”	4.6(a)

Defined Term	Section
“Parent Financial Statements”	5.7(c)
“Parent Liability Limitation”	9.4
“Parent Material Agreement”	5.10
“Parent SEC Reports”	5.7(a)
“Surviving Corporation”	2.1
“Transaction Form 8-A”	6.3
“Transaction Form 8-K”	6.3
“Ucansi”	Recitals
“Ucansi Financial Statements”	4.6(a)
“Ucansi Indemnitees”	6.8(a)
“Ucansi Intellectual Property”	4.9
“Ucansi Liability Limitation”	9.3
“Ucansi Material Agreement”	4.8
“Ucansi Stockholder Approval”	6.4(a)
“Ucansi Options”	3.2(b)
“Ucansi Securities”	4.5(b)
“Ucansi Subsidiary”	4.4
“Ucansi Subsidiary Shares”	4.4

1.3           Rules of Construction.  Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require.  The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  All references herein to “dollars” or “$” are to U.S. dollars.  All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.  The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.  The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

ARTICLE II
THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at Closing the parties hereto shall cause the Merger to be consummated by Ucansi executing and delivering a Certificate of Merger, substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”), which shall be filed at Closing with the Secretary of State of the State of Delaware in accordance with the DGCL.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Ucansi in accordance with, and with the effects provided in, the applicable provisions of the DGCL, and Ucansi shall be the surviving corporation resulting from the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, as a result, shall become a wholly owned subsidiary of Parent, shall continue to be governed by the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Merger Sub, and the separate corporate existence of Merger Sub shall cease.

2.2           Effective Time; Effect of Merger

(a)           The Merger shall become effective upon the Certificate of Merger having been accepted for filing by the Secretary of State of the State of Delaware (the “Effective Time”).

(b)           The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Ucansi and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Ucansi and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3           The Closing.  The closing of the Merger and the other Contemplated Transactions (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) shall take place at the offices of Greenberg Traurig, P.A., located at 333 Avenue of the Americas, Miami, Florida 33131, or such other place as agreed by the parties, commencing at 9:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing).  Schedule 2.3 contains a list of the certificates, securities, funds, consents, authorizations and other documents that are to be delivered by each party to the other party or parties (or to stockholders of the parties, as applicable, and other third parties) at or prior to Closing.  The Closing may take place by delivery of the items to be delivered at Closing by electronic transmission or facsimile.  Subject to the provisions of Article VIII, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  All deliveries by the parties at Closing shall be deemed to have occurred simultaneously, and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived

2.4           Certificate of Incorporation and By-Laws; Directors and Officers.

(a)           Certificate of Incorporation.  Ucansi’s certificate of incorporation, as amended and in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit E (the “Amended Certificate”) and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

(b)           Bylaws.  Ucansi’s Bylaws, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit F (the “Amended Bylaws” and, together with the Amended Certificate, the “Amended Charter Documents”))and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c)           Directors and Officers.  The directors and officers of Ucansi immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time until their respective successors have been duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Amended Charter Documents.

ARTICLE III
MANNER OF CONVERTING SECURITIES
TREATMENT OF OPTIONS

3.1           Conversion and Exchange of Shares in the Merger.  Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Ucansi or Merger Sub, or any of the stockholders of any of the foregoing, the outstanding securities of Ucansi and Merger Sub shall be exchanged or assumed or cease to exist, as follows:

(a)           at the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share of the Surviving Corporation; and

(b)           each of the Ucansi Shares issued and outstanding immediately prior to the Effective Time shall be deemed transferred to Parent in exchange for the right to receive such number of validly issued, fully paid and nonassessable Parent Shares to be calculated in accordance with Section 3.3.

3.2           Ucansi Options and Ucansi Warrants

(a)           Ucansi and Parent shall take any actions necessary and appropriate to: (i) cause the Ucansi Option Plan and agreements under which each Ucansi Option was originally granted and (ii) cause each Ucansi Warrant to be assumed by Parent at the Effective Time, subject to the adjustments required by Section 3.2(b).  Each Ucansi Option and each Ucansi Warrant as in effect immediately prior to the Effective Time shall continue in all respects as a corresponding Parent Assumed Option and Parent Assumed Warrant.

(b)           Subject to the provisions of Article III, at the Effective Time, (i) each issued, outstanding and unexercised option to purchase Ucansi Shares granted under the Ucansi Option Plan or as otherwise approved by the Ucansi Board of Directors (each, a “Ucansi Option”), whether or not exercisable or vested, and (ii) each Ucansi Warrant, in each case upon assumption by Parent as required by Section 3.2(a), shall no longer be exercisable for the purchase of Ucansi Shares, but shall be exercisable for a number of shares of Parent Common Stock (rounded up to the nearest whole share) and at a price and term to expiration as determined as provided in Section 3.3.  Parent shall issue notice of the number of Parent Shares to which each Parent Assumed Option and each Parent Assumed Warrants relates to each holder of a Ucansi Option and/or Ucansi Warrant in accordance with Section 3.3.

(c)           Except to the extent required under the terms of the Ucansi Options (including under any plan, program or arrangement pursuant to which such Ucansi Options were granted) or the Ucansi Warrants, all restrictions or limitations on transfer and vesting with respect thereto, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the Parent Assumed Options and Parent Assumed Warrants, respectively, issued in respect of such Ucansi Options and Ucansi Warrants after giving effect to the Merger.

(d)           Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Assumed Options and Parent Assumed Warrants. Within a reasonably practicable time after the Closing Date, Parent shall file a registration statement with the SEC on Form S-8 or another comparable form, but only if available, with respect to the Parent Shares subject to such Parent Assumed Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the prospectus or prospectuses contained therein current) for so long as such Parent Assumed Options remain outstanding.

3.3           Manner and Basis of Converting Securities

(a)           Conversion of Ucansi Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Parent, Ucansi or Merger Sub:

(b)           each share of Ucansi Common Stock (other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 7.602 (the “Common Stock Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock; and

(c)           each share of Series A-6 Preferred Stock (other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 7.725 duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock.

(d)           Prior to the Closing, the Ucansi Board shall adopt such resolutions or take such other actions as may be required to:

(i)           adjust the terms of all outstanding (a) Ucansi Options under the Ucansi Option Plan, whether vested or unvested, and (b) Ucansi Warrants, in each case as necessary to provide that, at the Effective Time, each Ucansi Option and Ucansi Warrant outstanding immediately prior to the Effective Time shall be assumed and converted into a Parent Assumed Option or Parent Assumed Warrant, as applicable to acquire on the same terms and conditions as were applicable under the Ucansi Options and the Ucansi Warrants the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the Ucansi Shares subject to such Ucansi Options and Ucansi Warrants by the Common Stock Exchange Ratio (provided that the aggregate exercise price of each Parent Assumed Option and each Parent Assumed Warrant shall remain the same as the Ucansi Options and Ucansi Warrants, respectively exchanged therefor); and

(ii)           make such other changes to the Ucansi Option Plan as appropriate to give effect to the Merger.

(e)           As soon as practicable after the Effective Time, Parent shall deliver to the holders of Ucansi Options and Ucansi Warrants appropriate notices setting forth such holders’ rights under the Parent Assumed Options and Parent Assumed Warrants, subject to the adjustments required and limitations imposed by Article III.

3.4           Exchange of Ucansi Shares.  As soon as practicable after the Effective Time, upon delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holders of the Ucansi Shares, Parent Shares registered in the name of such members representing the number of Parent Shares to which such members are entitled under Section 3.1(b).  At the Effective Time, each Ucansi Share issued and outstanding immediately prior to the Effective Time shall be deemed transferred to Parent.

3.5           No Further Ownership Rights in Ucansi Securities.  All Parent Shares, Parent Assumed Options and Parent Assumed Warrants issued to Ucansi Stockholders upon the surrender for exchange of Ucansi Shares, Ucansi Options and Ucansi Warrants by Ucansi Stockholders to Parent in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights and interests pertaining to the Ucansi Shares, Ucansi Options and Ucansi Warrants.  At the Effective Time, the transfer books of Ucansi shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Ucansi Shares, Ucansi Options or Ucansi Warrants that were outstanding immediately prior to the Effective Time.  Except as otherwise provided for herein or by applicable Law, from and after the Effective Time, the holders of Ucansi Options or Ucansi Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such options and warrants.

3.6           No Fractional Shares.  No fraction of a Parent Share (including any Parent Assumed Option or Parent Assumed Warrant to purchase a fraction of a Parent Share) shall be issued upon the surrender for exchange of Ucansi Shares, Ucansi Options or Ucansi Warrants, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  Notwithstanding anything else contained herein to the contrary, each holder of Ucansi Shares, Ucansi Options or Ucansi Warrants who would otherwise be entitled to a fraction of or the right to purchase a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.

3.7           Lost, Stolen or Destroyed Agreements.  If any Ucansi Option agreement or Ucansi Warrant agreement shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Ucansi Option agreement or Ucansi Warrant agreement to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and the Surviving Corporation against any claim that may be made against it with respect to such Ucansi Option agreement or Ucansi Warrant Agreement, then in exchange for such lost, stolen or destroyed Ucansi Option agreement or Ucansi Warrant Agreement, Parent will issue Parent Assumed Options or Parent Assumed Warrants, as applicable, pursuant to this Agreement.

3.8           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Ucansi Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a Ucansi Stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Ucansi Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive any Parent Shares (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Ucansi Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Ucansi Stockholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such Ucansi Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Ucansi Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, Parent Shares for each such Share, in accordance with Section 3.1(b).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF UCANSI

Except as set forth in the Disclosure Schedules delivered to Parent and Merger Sub hereunder, Ucansi hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement, or as of such other date as is explicitly set forth below, as follows:

4.1           Organization and Existence.  Ucansi is a corporation duly organized and validly existing under the Laws of the State of Delaware.  Ucansi has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted.  Ucansi is presently qualified to do business as a foreign company in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Ucansi and its Subsidiaries, taken as a whole.  True and accurate copies of Ucansi’s certificate of incorporation and bylaws as in effect as of the date hereof have been delivered to Parent.

4.2           Company Power.  Ucansi has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.

4.3           Authorization.  All action on the part of Ucansi necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder, has been taken or will be taken prior to or upon Closing.  This Agreement has been duly executed by Ucansi and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Ucansi, except, as limited by bankruptcy, insolvency, reorganization, moratorium or other Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and general principles of equity that may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.4           Ucansi Subsidiaries.  Other than Eyekon E.R.D Ltd., an Israeli corporation formerly known as Eyekon Blue White Ltd. (“Ucansi Subsidiary”), Ucansi does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Ucansi is not a participant in any joint venture, partnership or similar arrangement. Since its inception, Ucansi has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.  Ucansi is the sole owner of all the issued and outstanding shares of Ucansi Subsidiary (the “Ucansi Subsidiary Shares”).

4.5           Capitalization.

As of the Closing Date:

(a)           The authorized capital stock of Ucansi consists of (A) 10,000,000 shares of Ucansi Common Stock, of which 3,714,000 shares are issued and outstanding as of the date hereof, and (B) 3,500,000 shares of Ucansi Preferred Stock, of which (i) 333,333 shares are designated as Series A-1 Preferred Stock and of which 333,333 shares are issued and outstanding, (ii) 104,533 shares are designated as Series A-2 Preferred Stock and of which 104,533 shares are issued and outstanding, (iii) 208,636 shares are designated as Series A-3 Preferred Stock, none of which are issued and outstanding, (iv) 450,000 shares are designated as Series A-4 Preferred Stock, none of which are issued and outstanding, (v) 200,000 shares are designated as Series A-5 Preferred Stock, none of which are issued and outstanding, (vi) 330,000 shares are designated as Series A-6 Preferred Stock and of which 168,000 shares are issued and outstanding and 1,500,000 shares are designated as Series A-7 Preferred Stock and of which 928,535 shares are issued and outstanding.

(b)           Schedule 4.5(b) contains a true and correct list of the holders of the issued and outstanding Ucansi Shares, Ucansi Options and Ucansi Warrants (together, “Ucansi Securities”), including the number, class and, in the case of Ucansi Options and Ucansi Warrants, the exercise price, of such Ucansi Securities held by such Persons.  Except as set forth on Schedule 4.5(b), there are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Ucansi any Ucansi Shares. There are no rights to have Ucansi Shares registered for sale to the public in connection with the Laws of any jurisdiction, and to Ucansi’s Knowledge, no agreements relating to the voting of Ucansi’s voting securities (except as contemplated hereby) and no restrictions on the transfer of Ucansi’s equity securities, other than those arising under applicable securities Laws.

(c)           All issued and outstanding Ucansi Shares have been duly authorized and validly issued in compliance with applicable Laws, including the DCGL and applicable securities Laws and the rules and regulations promulgated thereunder, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions under applicable securities Laws.

(d)           All issued and outstanding Ucansi Subsidiary Shares have been duly authorized and validly issued in compliance with applicable Laws, including Israeli law and applicable securities Laws and the rules and regulations promulgated thereunder, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions under applicable securities Laws.  There are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire any Ucansi Subsidiary Interests.

4.6           Financial Statements.

(a)           Ucansi has delivered to Parent its audited consolidated balance sheet for the year ended December 31, 2012 and the related statements of income, cash flow and changes in stockholders’ equity for each of the years ended December 31, 2012 and December 31, 2011, and its unaudited consolidated balance sheet for the three months ended March 31, 2013 (the “Most Recent Balance Sheet” and, such date, the “Most Recent Balance Sheet Date”) and the related statements of income and cash flows for the three months then ended (the foregoing audited and unaudited statements, together, the “Ucansi Financial Statements”), which are attached as Schedule 4.6(a).  The Ucansi Financial Statements, together with any notes thereto are true and correct in all material respects and fairly present in all material respects the financial condition, results of operations and cash flows of Ucansi as of the dates, and for the periods, indicated therein.

(b)           The books and records of each of Ucansi and Ucansi Subsidiary are maintained in material compliance with applicable legal and accounting requirements.

(c)           Except as set forth in Ucansi Financial Statements or Schedule 4.6(c), Ucansi has no liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) and liabilities in connection with the Concurrent Financing and the Contemplated Transactions.

4.7           Absence of Certain Changes or Events.  Since the Most Recent Balance Sheet Date: (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Ucansi or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.9 or 6.13; (ii) Ucansi has not altered its method of accounting or the identity of its auditors; (iii) Ucansi has not declared or made any dividend or distribution of cash or other property to its stockholders, other than tax distributions, or purchased, redeemed or made any agreements to purchase or redeem any Ucansi Shares and (iv) Ucansi not issued any equity securities, other than (x) Ucansi Common Stock or Ucansi Preferred Stock issued upon the exercise or exchange of any Ucansi Securities issued and outstanding as of the Most Recent Balance Sheet Date and (y) as set forth on Schedule 4.7.  Ucansi has not taken any steps to seek protection pursuant to any bankruptcy Law nor, to Ucansi’s Knowledge, does any of its creditors intend to initiate involuntary bankruptcy proceedings against Ucansi. Neither Ucansi nor any Ucansi Subsidiary is Insolvent as of the date hereof, and, after giving effect to the Contemplated Transactions, will not be Insolvent.

4.8           Material Agreements.  A list of all oral and written agreements of Ucansi, which would be required to be disclosed as an exhibit to an Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC is set forth on Schedule 4.8 (each, a “Ucansi Material Agreement”).  Ucansi and each Ucansi Subsidiary that is a party to a Ucansi Material Agreement and, to Ucansi’s Knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a written waiver with respect to its non-performance), have received no written notice of default and are not in default (with due notice, lapse of time or both) under any Ucansi Material Agreement. To Ucansi’s Knowledge, there are no material breaches or anticipated breaches by any other party to any Ucansi Material Agreement.

4.9           Intellectual Property

(a)           Ucansi or one of the Ucansi Subsidiaries owns or licenses for use (with a right of sublicense) certain Intellectual Property (“Ucansi Intellectual Property”), such Ucansi Intellectual Property being all that is necessary for the business of Ucansi as presently conducted. To Ucansi’s Knowledge, no Ucansi Intellectual Property infringes on the valid and existing Intellectual Property rights of others or, to Ucansi’s Knowledge, any other rights of others. No claim is pending or, to Ucansi’s Knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either Ucansi Intellectual Property or the sale of any material products or services by Ucansi. No loss or expiration of Ucansi Intellectual Property is pending or, to Ucansi’s Knowledge, threatened. Schedule 4.9 contains a complete list of the patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations included in Ucansi Intellectual Property.  There are no outstanding options, licenses or other agreements relating to Ucansi Intellectual Property, and Ucansi is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other Person. Neither Ucansi nor any Ucansi Subsidiary is in violation of any license, sublicense or other agreement relating to any Intellectual Property to which it is a party or otherwise bound.  Except as set forth on Schedule 4.9, neither Ucansi nor any Ucansi Subsidiary is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as it is presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which Ucansi or any Ucansi Subsidiary is a party or by which any of them is bound that involve indemnification by Ucansi or any Ucansi Subsidiary with respect to infringements of Intellectual Property. To Ucansi’s Knowledge, all registrations owned by or on behalf of Ucansi or any Ucansi Subsidiary, and applications to Governmental Authorities in respect of such Ucansi Intellectual Property, are valid and in full force and effect. Except as set forth on Schedule 4.9, to Ucansi’s Knowledge, no person is infringing on the Ucansi Intellectual Property.

(b)           To Ucansi’s Knowledge, each former and current officer, employee and consultant of any of the Ucansi or any Ucansi Subsidiary, who had or has access to Ucansi confidential information and/or was or is involved in any Ucansi research and development, has executed a confidential information and invention assignment agreement or are otherwise bound by confidentiality undertakings, and each such agreement remains in full force and effect pursuant to its terms. To Ucansi’s Knowledge, no such officer or employee or consultant is in violation of such proprietary information agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, Ucansi or any Ucansi Subsidiary, and, to Ucansi’s Knowledge, the continued employment by Ucansi or any Ucansi Subsidiary of its present employees, and the performance of any of Ucansi’s or Ucansi Subsidiaries’ contracts with its independent contractors, will not result in any such violation. No shareholder of Ucansi has received any written notice alleging that any such violation has occurred.

(c)           The Merger does not and will not materially or adversely affect any rights of Ucansi or the Surviving Corporation to use any material Ucansi Intellectual Property.

4.10           Title to Properties and Assets; Liens.  Except as set forth on Schedule 4.10, Ucansi has good and marketable title to its properties and assets and has a valid leasehold interest to all its leased property, in each case, not subject to any Lien, other than Permitted Liens.  With respect to the property and assets it leases, Ucansi is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens.  Ucansi does not currently own, and has never owned, any real property.

4.11           Compliance with Other Instruments and Laws.  Ucansi is not in violation, breach or default of any provision of its organizational documents. Ucansi is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Ucansi or its business, taken as a whole, or to prevent or delay the consummation of the Contemplated Transactions. Neither Ucansi nor any Ucansi Subsidiary is in violation of any provision of any federal, state, local or foreign statute, Law, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to anti-trust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit and the United States Foreign Corrupt Practices Act of 1977, which violation, individually or in the aggregate, would have a Material Adverse Effect on Ucansi.  Neither Ucansi nor any Ucansi Subsidiary has received any written notice of alleged violations of any Laws, rules, regulations, orders or other requirements of Governmental Authorities.  The execution and delivery of this Agreement by Ucansi, and Ucansi’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other Contemplated Transactions, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Ucansi Material Agreement, require any consent or waiver under any Ucansi Material Agreement (other than any consents or waivers that have been obtained or will be obtained prior to Closing), result in the creation of any Lien upon any of the properties or assets of the Ucansi, trigger any right of cancellation, termination or acceleration under any Ucansi Material Agreement, create any right of payment in any other Person (except as set forth herein), result in the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise permit, license, authorization or approval applicable to Ucansi or result in a Material Adverse Effect on Ucansi and the Ucansi Subsidiaries, taken as a whole, other than any such matter caused by Parent or Merger Sub.

4.12           Litigation.  There is no action, suit, proceeding or investigation pending or, to Ucansi’s Knowledge, threatened against or affecting Ucansi or its properties or rights before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to Ucansi’s Knowledge, threatened, involving the prior employment of any employee of Ucansi, such employee’s use in connection with the business of Ucansi or any information or techniques allegedly proprietary to such employee’s their former employers, or such employee’s obligations under any agreements with his or her prior employers.  Ucansi is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Ucansi currently pending or which any member of Ucansi intends to initiate. There is no action, suit, claim or proceeding pending or, to Ucansi’s Knowledge, threatened, that questions the validity of this Agreement or the right of Ucansi to enter into this Agreement, or to consummate the Contemplated Transactions.

4.13           Government or Third Party Consents.  No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority or other third party, is required by Ucansi in connection with the valid execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except approval of proposals to approve the Merger by the holders of Ucansi Shares.

4.14           Permits.  Each of Ucansi and any Ucansi Subsidiary has all material Permits necessary for the conduct of its business as now being conducted by it. Neither Ucansi nor any Ucansi Subsidiary is in default in any material respect under any of its Permits.  Each of Ucansi and the Ucansi Subsidiaries has complied in all material respects with all federal, state and foreign Laws applicable to its business.

4.15           Tax Returns and Payments.  Each of Ucansi and the Ucansi Subsidiaries has accurately prepared and timely filed all material federal, state, local and foreign income Tax and other returns required to be filed by it, if any, has paid all Taxes, assessments, fees and charges owed by it and due to be paid (regardless of whether shown on any such tax return) and has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it.  Each of Ucansi and each Ucansi Subsidiary has withheld or collected from each payment made to each of its employees, the amount of all Taxes required to be withheld or collected therefrom, and, to the extent due, has paid the same to the proper Tax receiving officers or authorized depositaries.  Neither Ucansi nor any Ucansi Subsidiary has been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other taxes. No assessment or proposed adjustment of any member of the Ucansi’s income or other Taxes is pending.  Neither Ucansi nor any Ucansi Subsidiary is currently the beneficiary of any extension of time within which to file any tax report or return.  No claim has been made by a Governmental Authority in a jurisdiction where Ucansi or any Ucansi Subsidiary does not file reports and returns that such member is or may be subject to taxation by tax authorities in that jurisdiction.  There are no Liens on any of the assets of Ucansi or any Ucansi Subsidiary that arose in connection with the failure or alleged failure to pay any Tax.  Each of Ucansi and the Ucansi Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party.  Neither Ucansi nor any Ucansi Subsidiary has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.  Neither Ucansi nor any Ucansi Subsidiary has entered into a closing agreement with respect to any taxes.  Neither Ucansi nor any Ucansi Subsidiary has made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the Contemplated Transactions.  Neither Ucansi nor any Ucansi Subsidiary is a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential obligation to indemnify any other Person with respect to taxes.  Neither Ucansi nor any Ucansi Subsidiary has any liability for taxes of any person as transferee, successor, by contract or otherwise.

4.16           Employees.  Schedule 4.16 contains a complete list of all employees of Ucansi and the Ucansi Subsidiaries and their pay rates.  Except as set forth on Schedule 4.16, the employment of each employee of Ucansi and the Ucansi Subsidiary is terminable at will. Except as set forth on Schedule 4.16, no employee of Ucansi or any Ucansi Subsidiary has been granted the right to continued employment by Ucansi or such Ucansi Subsidiary or to any material compensation following termination of employment with the Ucansi or such Ucansi Subsidiary.  To Ucansi’s Knowledge, neither Ucansi nor any Ucansi Subsidiary, nor any consultant with whom Ucansi or any Ucansi Subsidiary has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Ucansi or any Ucansi Subsidiary, or any judgment, decree or order of any court, or administrative agency or other Governmental Authority under which it is subject.  Neither Ucansi or any Ucansi Subsidiary is in default with respect to any material obligation to any of its employees.  Neither Ucansi nor any Ucansi Subsidiary is represented by any labor union or covered by any collective bargaining agreement.  There is no pending or to Ucansi’s Knowledge threatened dispute involving Ucansi or any Ucansi Subsidiary and any employee or group of its employees.  Ucansi has complied and is currently complying with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except for noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect on Ucansi.

4.17           Employee Benefit Plans.

(a)           Schedule 4.17 sets forth a correct and complete list of all Ucansi Employee Benefit Plans. Each Ucansi Employee Benefit Plan, and its related documents, has been made available to Parent.

(b)           There are no pending actions, claims or lawsuits that have been instituted against any Ucansi Employee Benefit Plan, the assets of any of the trusts under any Ucansi Employee Benefit Plan or the sponsor of any Ucansi Employee Benefit Plan, or, to Ucansi’s Knowledge, against any fiduciary or administrator of any Ucansi Employee Benefit Plan with respect to the operation of any Ucansi Employee Benefit Plan (other than routine benefit claims).

(c)           Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will:  (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Ucansi or any Ucansi Subsidiary; (ii) increase any benefits otherwise payable under any Ucansi Employee Benefit Plan; (iii) other than with respect to Ucansi Options, result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Ucansi Employee Benefit Plan; or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Ucansi Employee Benefit Plan.

4.18           Obligations to Related Parties.  Except as set forth on Schedule 4.18, there are no loans, leases, agreements, understandings, commitments or other continuing transactions between Ucansi and any employee, officer, director (or any immediate family member of any such employee, officer or director) or stockholder of Ucansi or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons. To Ucansi’s Knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Ucansi is affiliated or with which Ucansi has a business relationship, or any firm or corporation that competes with the Ucansi, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Ucansi’s Knowledge, stockholder of Ucansi or member of his or her immediate family or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any Ucansi Material Agreement (other than such contracts as relate to any such Person’s ownership of shares of capital stock of Ucansi or employment by Ucansi).

4.19           Insurance.  Ucansi has in full force and effect general commercial, product liability, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which Ucansi may reasonably become subject.

4.20           Environmental and Safety Laws.  Ucansi is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Ucansi.  There is no environmental litigation or other environmental proceeding pending or, to Ucansi’s Knowledge, threatened, by any Governmental Authority or others with respect to the business of the Ucansi. To Ucansi’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in violation of any applicable environmental Laws, in or on the properties owned or leased by the Ucansi.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Ucansi as of the date of this Agreement as follows:

5.1           Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted.  Parent is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent with respect to its current activities, taken as a whole.  True and accurate copies of (i) the Parent Articles and the Parent Bylaws; and (ii) Merger Sub’s certificate of incorporation and bylaws, each as amended, have been delivered to Ucansi.

5.2           Corporate Power.  Each of Parent and Merger Sub has all requisite legal and corporate and other power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder and to consummate the Contemplated Transactions.

5.3           Authorization.  All corporate and other action on the part of each of Parent and Merger Sub necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all of its obligations hereunder, including the consummation of the Contemplated Transactions, has been taken or will be taken prior to or upon Closing.  All corporate action on the part of Parent as the sole stockholder of Merger Sub necessary for the: (i) due authorization, execution and delivery of this Agreement; and (ii) performance of all obligations of Merger Sub hereunder and the consummation of the Merger and the other Contemplated Transactions has been taken or will be taken prior to Closing.  This Agreement has been duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Parent and Merger Sub, except, as limited by bankruptcy, insolvency, reorganization, moratorium or other Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and general principles of equity that may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).  Parent’s Board of Directors has the power and authority to appoint the Director Nominees to serve as directors of Parent from and after Closing.

5.4           Authorized Securities.

(a)           The Parent Shares issuable pursuant to Section 3.1(b) are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Parent Assumed Options and Parent Assumed Warrants will be duly issued and authorized when issued in accordance with this Agreement, and all Parent Shares issuable upon the exercise thereof are duly authorized, and, when issued in accordance with the terms of the Parent Assumed Options and Parent Assumed Warrants will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

(b)           The Parent Shares, Parent Assumed Options and Parent Assumed Warrants will be issued and/or assumed pursuant to and in accordance with applicable U.S. and other applicable securities Laws and no filing with, consent or approval of any securities commission or regulatory authority in the United States or elsewhere is required in connection with the Merger. The Parent Shares issued in the Merger will not be subject to any statutory or other resale restrictions or hold periods other than as required under applicable U.S. securities Laws.

5.5           Parent Subsidiaries.  Other than Merger Sub and Autovative Technologies, Inc., a Nevada corporation (“Autovative Tech”), Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the last five years consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.  All of the outstanding equity interests in each of Merger Sub and Autovative Tech are duly authorized, validly issued, fully paid, non-assessable and free and clear of any Liens other than restrictions on the transfer of securities arising under federal and state securities laws.  Parent owns beneficially, and of record, all of the outstanding equity securities of each of Merger Sub and Autovative Tech.

5.6           Capitalization.

(a)           As of the date hereof, the authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, of which 8,557,977 shares were issued and outstanding.  At Closing, following the filing with the Nevada Secretary of State of the Amended and Restated parent Articles, the authorized capital stock of Parent will consist of 220,000,000 shares of capital stock, comprising 200,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share, which preferred stock shall be undesignated as to series.  The Parent Shares have the rights, preferences, privileges and restrictions set forth in the Parent Articles and under the NRS.  All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of any and all Liens or third party rights and of any restrictions on transfer.

(b)           Except as set forth on Schedule 5.6, there are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock. Except as contemplated by this Agreement, there are (i) no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) to Parent’s Knowledge, no agreements relating to the voting of Parent’s voting securities and (iii) no restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws. All outstanding shares of Parent Common Stock were issued pursuant to a valid and effective registration statement filed with the SEC under the Securities Act or were otherwise issued pursuant to an exemption from the registration requirements under the Securities Act. and all such shares of Parent Common Stock have been issued in compliance with all applicable U.S. securities Laws, rules of the Eligible Market and all other applicable Laws.

5.7           Compliance with Securities Laws.

(a)           Parent has provided or made available to Ucansi copies of each of the periodic reports and other documents filed or furnished by Parent with the SEC.  Since June 29, 2011, Parent has filed all reports, documents and other information required of it to be filed with the SEC (the “Parent SEC Reports”).  The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Parent SEC Reports.  Nothing contained in any of the Parent SEC Reports included any statement that, when made or, if such Parent SEC Reports were subsequently amended, when amended, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which such statements were made, not materially misleading.  Since the filing of the most recent Parent SEC Report, Parent has not suffered any Material Adverse Effect.

(b)           Parent has not been notified of any default or alleged default by Parent under any requirement of securities and corporate Laws.  Parent has not received any comment letters from the SEC or any stock exchange with respect to any Parent SEC Reports that remain unresolved, nor has Parent received any notice of investigation or similar notice from the SEC or any stock exchange with respect to any Parent SEC Report or otherwise.

(c)           The financial statements of Parent included in all filed or publicly available forms, reports, statements and documents since June 29, 2011 (the “Parent Financial Statements”) comply in all material respects with applicable accounting requirements and all rules and regulations with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments, none of which are material.

(d)           The books and records of Parent are maintained in material compliance with applicable legal and accounting requirements. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)           Except as and to the extent reflected, disclosed or reserved against in the latest audited financial statements included within the Parent Financial Statements (including the notes thereto), Parent has not, since the date of such financial statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of Parent which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto, other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice.

5.8           Absence of Certain Changes or Events.  Since the date of the latest audited financial statements included within the forms, reports, statements and documents filed under or in accordance with the securities Laws:  (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on Parent, or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.9 or 6.13; (ii) Parent has not altered its method of accounting or the identity of its auditors; (iii) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (iv) Parent has not issued any equity securities.  Parent has not taken any steps to seek protection pursuant to any bankruptcy Law, nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent as of the date hereof, and after giving effect to the Contemplated Transactions, will not be Insolvent.

5.9           Internal Controls.  Neither Parent, including, to Parent’s Knowledge, any employee thereof, nor Parent’s independent auditors has identified or been made aware of:  (a) any significant deficiency or material weakness in the design or operation of internal controls utilized by Parent (other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of or the Board of Directors of Parent, and, in the case of a material weakness, that has been disclosed in the Parent SEC Reports); (b) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Parent; or (c) any claim or allegation regarding any of the foregoing, other than claims or allegations that have been duly investigated and found not to involve any of the foregoing.

5.10           Material Agreements.  A list of all oral and written material agreements of Parent is included in Item 15 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2013, and, to the extent not so included, as set forth on Schedule 5.10 (each, a “Parent Material Agreement”). Parent and to Parent’s Knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a written waiver with respect to its non-performance), have received no written notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement. To Parent’s Knowledge there are no breaches or anticipated breaches by the other party to any Parent Material Agreement.

5.11           Title to Properties and Assets; Liens.  Parent has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case, not subject to any Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects.  Parent does not currently own, and has never owned, any real property.

5.12           Compliance with Other Instruments and Laws.  Parent is not in violation, breach or default of any provision of the Parent Articles or the Parent Bylaws, nor will consummation of the Contemplated Transactions cause any violation, breach or default of any provision of the Parent Articles or the Parent Bylaws.  Parent is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent or its business, taken as a whole, or to prevent or delay the consummation of the transactions contemplated hereby.  Parent is not in violation of any provision of any federal, state, local or foreign Law, statute, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to antitrust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent.  Parent has not received any written notice of alleged violations of any Laws, rules, regulations, orders or other requirements of any Governmental Authority.  None of the execution and delivery of this Agreement by Parent, and Parent’s performance of and compliance with the terms hereof, nor the consummation of the Merger and the other Contemplated Transactions, will result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Parent Material Agreement, require any consent or waiver under any Parent Material Agreement (other than any consents or waivers that have been obtained or will be obtained prior to Closing), result in the creation of any Lien upon any of the properties or assets of Parent, trigger any right of cancellation, termination or acceleration under any Parent Material Agreement or any of the foregoing provisions, create any right of payment in any Person (except as contemplated herein), result in the suspension, impairment, forfeiture or nonrenewal of any Permit applicable to Parent or result in a Material Adverse Effect on Parent.

5.13           Litigation.  Except as set forth on Schedule 5.13, there is no action, suit, proceeding or investigation pending or, to Parent’s Knowledge, threatened against or affecting Parent or Merger Sub or any of their respective properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to Parent’s Knowledge, threatened involving the prior employment of any of Parent’s employees, their use in connection with Parent’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority.  There is no action, suit or proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate.  There is no action, suit, claim or proceeding pending or, to Parent’s Knowledge, threatened, that questions the validity of this Agreement or the right of Parent to enter into this Agreement, or to consummate the Contemplated Transactions.

5.14           Governmental or Third Party Consents.  No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority or other third party is required by Parent or Merger Sub in connection with the valid execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except the determination that there exists an exemption qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the Parent Shares and the assumption of the Parent Assumed Options and Parent Assumed Warrants under applicable securities Laws; and (ii) approval of proposals to approve the Merger, Concurrent Financing and related matters contemplated herein.

5.15           Permits.  Parent has all material Permits necessary for the conduct of its business as now being conducted.  All such Permits are described on Schedule 5.15.  Parent is not in default in any material respect under any of its Permits.  Parent has complied in all material respects with all federal, state and foreign Laws applicable to its business.

5.16           Brokers or Finders.  In connection with this Agreement and the Contemplated Transactions, neither Parent nor Merger Sub has engaged any brokers, finders or agents, and neither Parent nor Merger Sub has not incurred, or will incur, directly or indirectly, as a result of any action taken by Parent, Merger Sub or any of their respective Affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges.

5.17           Tax Returns and Payments.  Except as set forth on Schedule 5.17, Parent has accurately prepared and timely filed all income and other tax returns and other returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed or due to be paid by it (regardless of whether shown on any such tax return) and has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it.  Except as set forth on Schedule 5.17, Parent has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has, to the extent due, paid the same to the proper tax receiving officers or authorized depositaries.  Except as set forth on Schedule 5.17, Parent has not been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, provincial or other taxes.  No assessment or proposed adjustment of Parent’s income or other taxes is pending. Parent is not currently the beneficiary of any extension of time within which to file any tax report or return.  No claim has been made by a Governmental Authority in a jurisdiction where Parent does not file reports and returns that it is or may be subject to taxation by tax authorities in that jurisdiction.  There are no Liens on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any tax. Parent has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party.  Parent has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.  Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible or subject to excise tax or that would give rise to any obligation to indemnify any person for any excise tax payable.

5.18           Insurance.  Parent has in full force and effect general commercial, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which Parent may reasonably become subject.  A true and correct list of all of Parent’s insurance policies is set forth on Schedule 5.18.

5.19           Environmental and Safety Laws.  Parent is in compliance with all applicable environmental Laws, rules and regulations, except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Parent. There is no environmental litigation or other environmental proceeding pending or, to Parent’s Knowledge, threatened, by any Governmental Authority or others with respect to the business of Parent. To Parent’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited in violation of any applicable environmental Laws, in or on the properties owned or leased by Parent.

5.20           No Undisclosed Liabilities.  Other than (i) as specifically disclosed in the Parent SEC Reports or in the Disclosure Schedules and (ii) those liabilities related to this Agreement and the Contemplated Transactions, Parent has no direct or indirect material liability, Indebtedness or obligation, including, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due.

5.21           Application of Takeover Protections.  There are no Takeover Protections that are or would become applicable to Parent as a result of Parent, Merger Sub or Ucansi fulfilling their obligations or exercising their rights under this Agreement, including, as a result of Parent’s issuance of the Parent Shares, Parent Assumed Options or Parent Assumed Warrants issuable pursuant to Article III or Parent’s issuance of any other warrant or option as specified in this Agreement.

5.22           Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Contemplated Transactions.  Merger Sub does not, and will not prior to Closing, own, or have the right to own, any assets, including, tangible and intangible, personal and real property.  Merger Sub has never engaged in, and will not engage in prior to Closing, any business activities, and Merger Sub has never owned, and, will not prior to own, any assets.

5.23           Disclosure.  All disclosures provided by Parent and Merger Sub to Ucansi regarding Parent and Merger Sub, their respective businesses and the Contemplated Transactions, furnished by or on behalf of Parent and Merger Sub are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.24           Trading Matters.  The Parent Shares are quoted on the Eligible Market.  There is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by any securities regulatory authority with respect to any intention by such entities to prohibit or terminate the quotation of any such securities of Parent on the Eligible Market.

5.25           Foreign Corrupt Practices.  Neither Parent nor any director, officer, agent, employee or other Person acting on behalf of’ Parent has, in the course of its actions for, or on behalf of, Parent:  (i) used any corporate funds for any unlawful contribution, gift, entertainment on other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of’ any provision of the United States Foreign Corrupt Practices, kickback; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

5.26           OFAC.  Neither Parent nor Merger Sub (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg., 49079 (2001)); (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of’ such executive order; or (iii) is a Person on the list of’ Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

5.27           Patriot Act.  Assuming the following were applicable to Parent, Parent would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 200l), and (iii) any other analogous Law.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Confidentiality and Announcements.  Except as provided in this Section 6.1, none of the parties hereto, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than: (i) with the prior written consent of the other parties hereto, or (ii) as required by any applicable Law (including for the purpose of holding stockholder meetings and proxies therefor), the applicable rules of any stock exchange, or any Governmental Authority following notification and consultation with the other parties. Without limiting the foregoing, the parties understand that this Agreement will be filed publicly by Parent with the SEC.  As soon as practicable following the execution of this Agreement, the parties hereto shall agree with each other as to the form, timing and substance of any press release or public disclosure related to this Agreement or the Contemplated Transactions; provided that: (x) such agreement shall not be unreasonably withheld, conditioned or delayed, and (y) nothing contained herein shall prohibit any party, following notification and consultation with the other party, from making any such disclosure if required by any applicable Law or any Governmental Authority.

6.2           Tax Free Contribution for U.S. Federal Income Tax Purposes.

(a)           Each of Parent and Ucansi shall use its respective commercially reasonable efforts to cause the Merger to qualify as a tax-free contribution to the capital of Parent described in Section 351 of the Code and will not take any actions that would reasonably be expected to cause the Merger to not so qualify.

(b)           Parent has no intention or plan to issue stock or otherwise engage in a transaction involving Parent Common Stock or Parent Preferred Stock that would cause the Ucansi Stockholders not to have “control” of Parent as defined in Section 351 of the Code.

(c)           All parties hereto shall report, act and file all Tax Returns in all respects for all purposes consistent with the Contemplated Transactions constituting an exchange described in Section 351 of the Code. No party hereto shall take any inconsistent position on any Tax Return or other report or return filed with or provided to any Tax authority, or in any audit or administrative or judicial proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.

6.3           Transaction Form 8-K; Form 8-A; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger and the other Contemplated Transactions, as well as under regulations of or as required by the Eligible Market and such Governmental Authorities as may require the filing of such other filings. Ucansi will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent the information that is reasonably necessary to accurately complete such filings in a timely manner.  In addition, Parent will prepare and file a Form 8-A with respect to the registration of the Parent Common Stock under Section 12(g) of the Exchange Act (the “Transaction Form 8-A”); provided, however, that the Transaction Form 8-A shall not be filed until such time as the corporate actions contemplated by Section 6.12(b) herein have been consummated.

6.4           Ucansi Board of Directors and Stockholders Meetings and Merger Sub Stockholder Meeting.

(a)           Ucansi Stockholders Meeting.  Ucansi shall take all action necessary under all applicable legal requirements to obtain from:  (i) the Ucansi Board and (ii) Ucansi Stockholders holding in excess of a majority of the voting power of the issued and outstanding Ucansi Shares, together with the approval of any Ucansi Stockholders holding in excess of a majority of the voting power of any series of Ucansi Preferred Stock entitled to vote separately as a group on the Merger, the approval of the Merger, this Agreement and the other Contemplated Transactions (the approval referred to in the immediately preceding clause (ii), the “Ucansi Stockholder Approval”).  Subject to their fiduciary obligations, the members of the Ucansi Board shall advise the Merger Sub stockholders that the Board of Directors approved the Merger upon the terms and conditions set forth in this Agreement.

(b)           Merger Sub Stockholder Meeting.  Parent, as the sole stockholder of Merger Sub, shall vote to approve the Merger by written consent in accordance with the DGCL.

6.5           Transaction Reporting.  As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file any forms, reports, statements or documents required to be filed under any U.S. Law with respect to the Merger, as well as under regulations of or as required by the Eligible Market and such Governmental Authorities as may require the filing of similar documents.  Parent will share with Ucansi all drafts of such forms, reports, statements or documents in advance of their filing and accept reasonable input from Ucansi with respect to the content and form of such forms, reports, statements or documents.

6.6           Notices and Other Filings From or to Governmental Authorities.  Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications and memoranda setting forth the substance of all oral communications received by such party, or any of their respective subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the Contemplated Transactions, including, any communication regarding the Merger or any of the other Contemplated Transactions, to or from Governmental Authority. The parties will cooperate and use their commercially reasonable efforts to obtain a ruling from the Israeli Tax Authority confirming the qualification of the Merger as a tax-free exchange.

6.7           Parent Directors.  Simultaneously with the Closing, Parent shall use its best efforts to cause Shai Novik, M.B.A., Nimrod Madar, M.B.A., Uri Polat, Ph.D and Ram Shaffir (the “Director Nominees”) to be elected as members of the boards of directors of Parent and its corporation Subsidiaries by the existing members of such boards of directors (to the extent that they are not already serving in such capacity).  Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Closing Date and until his successor is duly elected and qualified.  Parent shall take such action, including amending the Parent Articles or Parent Bylaws, as may be required to cause the number of directors constituting the Parent board of directors immediately after the Closing Date to be five (5).

6.8           Indemnification and D&O Insurance.

(a)           From and after Closing, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of each of Ucansi and each Ucansi Subsidiary pursuant to any indemnification provisions under the organizational documents of Ucansi and each Ucansi Subsidiary, any existing indemnification agreements disclosed herein or otherwise for the benefit of any individual who served as a director or officer of Ucansi (the “Ucansi Indemnitees”) at any time prior to the Effective Time to the maximum extent permitted by Law.

(b)           Parent will provide each Ucansi Indemnitee with directors and officers liability insurance (runoff insurance) for a period of five years after the Effective Time on terms no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time, covering periods prior to the Effective Time.

6.9           Covenants Relating To Conduct Of Business.  Without the prior written consent of the other parties, which consent will not be unreasonably withheld, conditioned or delayed, except for such matters in respect of the Contemplated Transactions and the Concurrent Financing, during the period from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and Ucansi shall conduct its business only in the ordinary course and consistent with prudent and past business practice.  The parties hereto agree to confer on a reasonable basis with each other regarding operational matters and other matters related to the Contemplated Transactions and the Concurrent Financing.

6.10           Access to Parent and Merger Sub.  During the period from the date of this Agreement to the Effective Time, Parent, on reasonable notice, shall afford to Ucansi and its officers, managers, agents and counsel access at times and upon conditions reasonably convenient to Parent, reasonable access to its properties, books, records, contracts and documents of Parent and Merger Sub, and an opportunity to make such reasonable investigations as they shall desire to make of Parent and Merger Sub; and Parent shall furnish or cause to be furnished to Ucansi and its authorized representatives all such information with respect to the business and affairs of Parent and Merger Sub as Ucansi and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent and Merger Sub reasonably available for consultation (in the case of employees on not less than three business days prior notice) and permit access to other third parties as reasonably requested by Ucansi for verification of any information so obtained.

6.11           Access to Ucansi.  During the period from the date of this Agreement to the Effective Time, Ucansi on reasonable notice shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Ucansi, to all properties, books, records, contracts and documents of the Ucansi, and an opportunity to make such investigations as it shall reasonably desire to make of Ucansi; and Ucansi shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of Ucansi as Parent and its authorized representatives may reasonably request and make the officers, directors, employees auditors and counsel of Ucansi available for consultation (in the case of employees on not less than three business days prior notice) and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.

6.12           Parent and Parent Stockholder Actions.

(a)           Parent shall, promptly following execution of this Agreement, notify, and execute and deliver all required filings, certificates and forms to, the Eligible Market and the Financial Industry Regulatory Authority (“FINRA”), to the extent required by the Eligible Market and FINRA, and pay such fees as required in connection therewith.  Parent shall promptly (and in any event within one Business Day) provide copies of all communications to and from the Eligible Market to Ucansi.

(b)           On or prior to the Closing Date, Parent shall take all necessary action, corporate or otherwise, including, to the extent required, using its best efforts to obtain the written consent of the Parent Stockholders holding in excess of a majority of the issued and outstanding Parent Shares, to:  (i) effect the Parent Common Stock Split; (ii) amend and restate the Parent Articles in the form attached as Exhibit G (the “Amended and Restated Parent Articles”); (iii) elect or appoint the Director Nominees; and (iv) approve and adopt the Parent Incentive Compensation Plan.  Additionally, Parent shall give timely notice to all Parent Stockholders of such actions as, and to the extent required, under the NRS and all other applicable Law.

6.13           Prohibited Actions Pending Closing.  Except as provided in or otherwise contemplated by this Agreement or as set forth in the Disclosure Schedules or to the extent Parent and Ucansi shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Sub or Ucansi shall, other than in the ordinary course of business:

(a)           create any Lien on any of its properties or assets, whether tangible or intangible, other than (i) Permitted Liens and (ii) Liens that will be released at or prior to, or in connection with the Closing;

(b)           sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any material assets or, except as otherwise provided for in this Agreement, cancel any Indebtedness owed to it;

(c)           change any method of accounting or accounting practice used by it, other than such changes required by GAAP;

(d)           issue or sell any shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities other than: (i) upon exercise, conversion or exchange of outstanding options, warrants or convertible securities outstanding as of the date hereof; or (ii) in connection with the Concurrent Financing;

(e)           amend or otherwise change its organizational documents;

(f)           declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event;

(g)           issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation;

(h)           make any equity investment in, make any loan to, or acquire the securities or assets of any other Person (other than any equity investment in, loan to, or acquisition of the securities or assets of any of Ucansi’s direct or indirect Subsidiaries in existence on the date hereof);

(i)           other than as specifically provided for in this Agreement, make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders;

(j)           other than as specifically provided for in this Agreement, pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business;

(k)           sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property;

(l)           agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent, Ucansi or Merger Sub to consummate the Contemplated Transactions;

(m)           form or acquire any additional Subsidiaries; or

(n)           agree to take any of the actions specified in this Section 6.13.

6.14           Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the Contemplated Transactions and make effective using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Contemplated Transactions and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly using commercially reasonable efforts to remedy the same.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and consummate the Contemplated Transactions, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

6.15           Notices and Consents

.  Each of Parent and Ucansi will give all notices to third parties, and will use their commercially reasonable efforts to obtain any third party consents referred to in the Disclosure Schedules delivered by it hereunder.

6.16           Accredited Investor Representations

.  Ucansi agrees to use its commercially reasonable efforts to obtain representations from each Ucansi Stockholder, dated as of a recent date, that he, she or it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.17           No Additional Representations or Warranties

.  Each of Parent, Merger Sub and Ucansi acknowledge that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Disclosure Schedule. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, UCANSI, OR MERGER SUB, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1           Conditions Precedent to Each Party’s Obligation to Effect the Merger

.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a)           Stockholder Approvals.  The Ucansi Stockholder Approval shall have been obtained.

(b)           No Injunctions or Restraints.  No restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger or the other Contemplated Transactions shall be in effect.

(c)           Completion of Concurrent Financing.  Cash proceeds of not less than $2,000,000 (before deducting offering expenses) from the Concurrent Financing shall have been received by the Parent.

(d)           Completion of Split-Off Transaction.  The Split-Off Transaction shall have been effected.

7.2           Conditions Precedent to Obligations of Parent and Merger Sub.  Parent and Merger Sub’s obligations to effect the Merger and consummate the other Contemplated Transactions at Closing are subject to the satisfaction or waiver of each condition precedent listed below.

(a)           Representations and Warranties.  The representations and warranties of Ucansi contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct in all respects as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects, in the case of subsection (A), or true and correct in all respects, in the case of subsection (B), as of such other date.

(b)           Performance of Obligations of Ucansi. Ucansi shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Third-Party Consents.  Ucansi shall have procured all of the third-party consents set forth on Schedule 7.2(c).

(d)           Ucansi Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of Ucansi signed by a responsible officer of Ucansi certifying the matters set forth in Section 7.2(a) and Section 7.2(b) with respect to Ucansi.

(e)           Ucansi Secretary’s Certificate.  The duly authorized Secretary of Ucansi shall have delivered to Parent a certificate signed by such Secretary, certifying copies of the Ucansi Certificate of Incorporation, Ucansi Bylaws and written resolutions of the Ucansi Stockholders authorizing the Merger and the Contemplated Transactions.

(f)           Other Documents.  Parent shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement, including in connection with the Concurrent Financing.

(g)           Information for SEC Filing. Parent shall have received from Ucansi all information and documents reasonably necessary in order to satisfy its filing obligations with the SEC in connection with the Merger, including, but not limited to, the written consent of Ucansi’s accountants to the inclusion of the financial statements of Ucansi and their reports thereon in connection therewith in such filings and any future SEC filings.

7.3           Conditions Precedent to Obligation of Ucansi.  Ucansi’s obligations to effect the Merger and consummate the other Contemplated Transactions at Closing is subject to the satisfaction or waiver of each condition precedent listed below.

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct in all respects as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects, in the case of subsection (A), or true and correct in all respects, in the case of subsection (B), as of such other date.

(b)           Performance of Obligations of Parent and Merger Sub.

(i)           Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(ii)           Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Third-Party Consents. Parent shall have procured all of the third-party consents set forth on Schedule 7.3(c).

(d)           Parent and Merger Sub Officer’s Certificate.  Ucansi shall have received a certificate of Parent and Merger Sub signed by the chief executive officer of Parent and Merger Sub certifying the matters set forth in Section 7.3(a), and 7.3(b)(i) and (ii) with respect to Parent and Merger Sub.

(e)           Parent and Merger Sub Secretary’s Certificate.  The duly authorized and respective Secretaries of Parent and Merger Sub shall have delivered to Ucansi, certified copies of the Parent Articles, the Parent Bylaws, Merger Sub’s Certificate of Incorporation and resolutions adopted by (i) Parent’s board of directors on behalf of Parent and as the sole stockholder of Merger Sub and (ii) Merger Sub’s board of directors, in each case authorizing the Merger and the Contemplated Transactions contemplated hereby.

(f)           Israeli Tax Ruling.  A ruling of the Israeli Tax Authority confirming the qualification of the Merger as a tax-free exchange shall have been obtained.

(g)           Other Documents.  Ucansi shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement, including in connection with the Concurrent Financing.

(h)           Resignations.  The persons named in Schedule 7.3(h) shall have either: (i) resigned or (ii) been removed from their respective positions as officers and directors of Parent and Merger Sub, and shall have been replaced by the Director Nominees.

7.4           Waiver of Conditions.  Any condition to a party’s obligations to effect the Merger and consummate the other Contemplated Transactions may be waived by that party with the consent of the board of directors of that party, without the need for further corporate consent or approval.

ARTICLE VIII
TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Ucansi Stockholder Approval or the approval of Parent as sole stockholder of Merger Sub, in the following manner:

(a)           By mutual written consent of Parent and Ucansi;

(b)           By Parent at any time prior to the Effective Time in the event Ucansi has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Parent has notified Ucansi in writing of the breach and the breach has continued without cure: (i) for a period of 30 days after such notice of breach; or (ii) at the End Date, whichever shall be the earliest;

(c)           By Ucansi at any time prior to the Effective Time in the event Parent or Merger Sub has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Ucansi has notified such party in writing of the breach and the breach has continued without cure: (i) for a period of 30 days after such notice of breach; or (ii) at the End Date, whichever shall be the earliest;

(d)           By either Ucansi or Parent, if the Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; or

(e)           By either Ucansi or Parent, if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger and such restraint, injunction or prohibition has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.

8.2           Liability.  In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall terminate and there shall be no other liability on the part of Ucansi or Parent to any other party except for: (i) liability arising from any breach of the provisions of Section 6.1, this Section 8.2 and Article X, which provisions shall survive such termination; and (ii) actions or inactions constituting fraud or intentional misrepresentation.

ARTICLE IX
INDEMNIFICATION

9.1           Survival.  The representations and warranties of Parent, Merger Sub and Ucansi contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for a period of 12 months following the Closing.

9.2           Indemnification.

(a)           Parent hereby agrees to indemnify and hold harmless Ucansi and, as applicable, its officers, directors, stockholders, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Losses”) due to or arising out of a material breach of any representation, warranty or covenant provided by Parent or Merger Sub hereunder.

(b)           Ucansi hereby agrees to indemnify and hold harmless Parent and, as applicable, its respective officers, managers, directors, shareholders, members, agents and representatives from and against any and all Losses due to or arising out a material breach of any representation, warranty or covenant provided by Ucansi hereunder.

9.3           Limitation of Liability. Notwithstanding anything else in this Agreement to the contrary, in no event shall Ucansi have any liability of any kind or nature under this Agreement or any applicable Law to Parent or Merger Sub for any amount which exceeds, in the aggregate, five percent (5.0%) of the market value of the Parent Shares, Parent Assumed Options and Parent Assumed Warrants issuable at the Effective Time.(the “Ucansi Liability Limitation”)]

9.4           Satisfaction of Parent Indemnification.  If Parent shall be liable for indemnification under Section 9.2(a), Parent shall satisfy such indemnification by issuing additional Parent Shares on a pro rata basis to the holders of Ucansi Securities, calculated on a pro rata basis based on the number of Parent Shares, Parent Assumed Options and Parent Assumed Warrants (calculated on a fully diluted basis) that become issuable to the holders of Ucansi Securities at the Effective Time, as applicable.  The aggregate number of Parent Shares to be issued to satisfy such indemnification obligation shall be determined by dividing the amount of such indemnifiable Losses as fully and finally determined to be due, by the average closing price per Parent Share on the Eligible Market or other applicable exchange for the ten-day period ending on the day prior to the date of satisfaction of such indemnification obligation.

9.5           Sole Remedy; Limitation of Damages; Basket.  The indemnification set forth in this Article IX shall be the sole remedy of the parties hereto with respect to breaches of representations and warranties hereunder and any claim arising out of or relating to this Agreement and the Contemplated Transactions.  In no event shall any party be entitled to, and the term “Losses” shall not include, punitive, exemplary, special, incidental, multiple or consequential damages or the like for any breach of any term hereunder.  No party hereto shall be required to make an indemnification payment to an indemnitee pursuant to this Article IX until such time as the total amount of Losses that have been incurred or suffered by one or more of the indemnitees hereunder exceeds $50,000; if the total amount of such Losses exceeds $50,000, the indemnitee(s) shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses, and not merely for the portion of such Losses exceeding $50,000.

9.6           Right to Indemnification Not Affected by Knowledge or Waiver.  The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.

ARTICLE X
MISCELLANEOUS

10.1           Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and permitted assigns.  None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

10.2           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.3           Facsimile.  A facsimile, scanned or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.

10.4           Captions and Headings.  The captions and headings contained in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5           Notices.  Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (i) when hand-delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or emailed to the address set forth below; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 10.5, by giving the other parties written notice of the new address in the manner set forth above.

If to Parent:	Autovative Products Inc., 167 Penn Street, Washington Boro, Pennsylvania 17582 Attn: Chief Executive Officer Tel.: (--) Fax: (--)
with a copy (which shall not constitute notice) to:	12835 E. Arapahoe Road Tower One, Penthouse #803 Centennial, CO 80112 Tel.: (303) 768-9221 Attn: Andrew I. Telsey Fax: (303) 768-9224
If to Ucansi:	Ucansi Inc. 35 Jabotinski St. POB 126 Ramat Gan 52511 Israel Attn: Nimrod Madar, CEO Tel.: Fax:
with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Miami, FL 33131 Attn: Robert L. Grossman, Esq. Tel.: (305) 575-0756 Fax: (305) 961-5756

10.6           Amendments and Waivers.  Any term of this Agreement may be amended, only with the written consent of Parent and Ucansi until the Effective Time.  Thereafter, such action shall be taken only with the written consent of Parent and those Persons who held a majority in interest of the Ucansi Shares immediately prior to the Effective Time, but only to the extent permitted by applicable Law. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in a writing executed by such party and shall be effective only to the extent specifically set forth in such writing, and all rights and remedies under this Agreement or otherwise afforded by Law to any party, shall be cumulative and not alternative.

10.7           Enforceability; Severability.  The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law.  If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

10.8           Governing Law.  This Agreement shall otherwise be construed in accordance with, and governed in all respects by, the Laws of Delaware without giving effect to the rules of conflict of laws of such State that would cause the Laws of another jurisdiction to apply.

10.9           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.10           No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, permitted assigns and heirs, and no other Person shall have any right or action under this Agreement, except that the Ucansi Stockholders are third party beneficiaries with respect to the provisions set forth in Sections 9.2(a) and 9.4 of this Agreement.

10.11           Entire Agreement.  This Agreement and all schedules and exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

10.12           Expenses.  If the Merger is not consummated, each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

10.13           Schedules, Exhibits and Disclosure Schedules.  The Exhibits and Schedules, including the Disclosure Schedules, annexed hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

AUTOVATIVE PRODUCTS, INC. By: /s/ Qasim Husain Name: Qasim Husain Title: Chief Executive Officer

UCANSI ACQUISITION CORP. By: /s/ Qasim Husain Name: Qasim Husain Title: President

UCANSI INC. By: /s/ Nimrod Madar Name: Nimrod Madar Title: Chief Executive Officer